Exhibit 99.1

Questcor Reports Record Second Quarter Net Sales

-751 Paid Acthar Prescriptions for MS, up 147% from Year Ago Period and up 48%

from Q1 2011-

-45 Paid Nephrotic Syndrome Prescriptions, Significant NS Sales Force Expansion

Underway-

-Record Net Sales of $46.0 Million up 62% from Prior Year Period-

-Record GAAP Net Income per Diluted Share $0.21, up 50% from Prior Year Period-

-Non-GAAP Net Income per Diluted Share $0.23-

-Systemic Lupus Erythematosus (SLE) Announced as Next Acthar Vertical Market-

-Acthar Currently Approved for Use to Treat an Exacerbation and as Maintenance

Therapy in SLE-

-Conference Call Today at 4:30 p.m. ET-

ANAHEIM, CA – July 26, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported record net sales for its second quarter ended June 30, 2011 of $46.0 million, up 62% compared to $28.3 million for the year ago quarter. Net income for the quarter rose 49% from the same period one year ago to $13.9 million, or $0.21 per diluted share.

A 147% year-over-year increase in the number of paid H.P. Acthar® Gel (Acthar) prescriptions for the treatment of multiple sclerosis (MS) exacerbations led to increased shipments of Acthar vials. Paid Acthar prescriptions for the treatment of nephrotic syndrome (NS) also increased sharply in the quarter. In addition, paid Acthar prescriptions for the treatment of infantile spasms (IS) were at the highest quarterly level since the third quarter of 2008.

“Clearly, Questcor had a terrific quarter,” said Don M. Bailey, President and CEO of Questcor. “Our focus on expanding the use of Acthar in the treatment of MS exacerbations drove our record second quarter financial performance. Importantly, in spite of the rapid expansion in the use of Acthar for MS exacerbations, we believe that the prescriber base can continue to grow. Accordingly, growing MS sales remains our number one priority. Also, following our early success in nephrotic syndrome, we are immediately and substantially expanding our nephrology selling effort.”

“To generate data in support of the expanded nephrology selling effort, we recently initiated a company-sponsored Phase IV trial to study Acthar in the treatment of NS associated with idiopathic membranous nephropathy,” continued Mr. Bailey. “And, today, we are announcing our fourth on-label target market for Acthar, systemic lupus erythematosus. We believe that this market has many of the same characteristics as our other three vertical markets for Acthar—MS, NS and IS.”

“In the second quarter, our Specialty Sales Force of 77 representatives continued to achieve increased acceptance of Acthar among neurologists as a second-line therapy for MS exacerbations, resulting in a significant increase in Acthar prescriptions,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “Furthermore, in March 2011, our separate five-person Nephrology Sales Force began promoting Acthar to nephrologists. Based on the encouraging growth in Acthar prescribing by nephrologists in the second quarter, we are immediately expanding this sales team from 5 to 28 representatives. All sales managers in this expanded Nephrology Sales Force have been hired, and the filling of new sales positions is underway. We expect the entire Nephrology Sales Force to be trained and actively promoting Acthar to nephrologists by the end of the third quarter of 2011.”

“Importantly, the primary focus for the 77 representatives in our Specialty Sales Force will continue to be MS. However, since Acthar is already considered by most child neurologists to be the treatment of choice for IS, we now feel comfortable significantly reducing the number of sales calls to child neurologists. This reduction will make time available for our Specialty Sales Force to also call on some nephrologists. Through the planned sales call activity of our two sales forces, we expect the total number of target nephrologists that we call on to increase from less than 400 currently to over 3,000 by the end of the third quarter,” concluded Mr. Cartt.

Systemic Lupus Erythematosus (SLE)

Questcor announced today that the Company has identified systemic lupus erythematosus (SLE) as the fourth on-label disease state that it believes has strong therapeutic and commercial potential. Questcor’s effort to conduct an in-depth exploration of the use of Acthar to treat SLE is underway. Acthar currently has three FDA-approved, on-label indications associated with SLE:

•	First, as with MS, Acthar is indicated for use during exacerbations associated with SLE;

•	Second, unlike in MS, Acthar is also approved as a maintenance therapy in SLE; and

•	Third, Acthar has a kidney related indication for lupus—specifically, for the remission of proteinuria in nephrotic syndrome associated with lupus erythematosus.

Lupus is a chronic autoimmune disease, in which the immune system attacks the body’s own cells and tissue. This can result in swollen, painful joints, skin rash, extreme fatigue, unexplained fever, kidney damage, central nervous system effects and other symptoms. Lupus can lead to arthritis, kidney damage, heart and lung inflammation, central nervous system abnormalities, inflammation of the blood vessels and blood disorders. The course of the disease is unpredictable and, not unlike MS, is often referred to as having a relapsing-remitting character, with periods of disease exacerbation alternating with periods of disease remission.

Unfortunately, SLE treatment options are limited. Oral steroids, often used chronically and at high doses, are the most commonly employed therapeutic approach. The Lupus Foundation of America estimates that 1.5 million Americans have lupus, with SLE accounting for approximately 70% of all cases. Questcor is in the process of estimating the subset of this total patient population likely to be appropriate for possible Acthar use.

Importantly, the Company selected SLE as the next target therapeutic and commercial market for Acthar because of the high unmet need for additional treatments in this disease, the serious and difficult-to-treat nature of SLE, the existence of multiple on-label SLE-related Acthar indications, and the relatively large SLE patient population. In addition, there appear to be distinct parallels between the autoimmune disease processes involved with SLE and the emerging understanding of the multiple mechanisms of action associated with Acthar.

Non-GAAP and GAAP Net Income

Non-GAAP net income for the quarter ended June 30, 2011 was $15.2 million, or $0.23 per diluted common share. Non-GAAP net income for the year ago quarter was $9.9 million, or $0.15 per diluted common share.

On a GAAP basis, net income for the second quarter of 2011 was $13.9 million or $0.21 per diluted common share, including non-cash expenses totaling $1.3 million, or $0.02 per diluted share. Net income for the second quarter of 2010 was $9.3 million, or $0.14 per diluted common share.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

Prescription Trend Information for MS, IS and NS

During the second quarter of 2011, Questcor shipped 2,430 vials of Acthar, up 45% compared to 1,680 vials in the year ago quarter, and up 21% compared to 2,010 vials in the first quarter of 2011. The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders from Questcor’s distributor, and the timing of these orders can significantly affect net sales and net income in any particular quarter. For this reason, as well as other factors causing quarter-to-quarter variability in Questcor’s operating results, the Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In an effort to help investors better understand historical trends in sales of Acthar for each of its current three key therapeutic uses, acute exacerbations of MS, NS, and IS, Questcor has grouped new prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as Tricare prescriptions that receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or, for periods prior to the second quarter of 2010, greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2008, 2010 and 2011, but not 2009.

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Year-Over-Year Growth in Paid Rx	Sequential Growth in Paid Rx	Fully Rebated	Total
2008
Q1-08	24			5	29
Q2-08	35		46%	1	36
Q3-08	51		46%	5	56
Q4-08	69		35%	4	73
Total 2008	179			15	194
2009
Q1-09	78	225%	13%	8	86
Q2-09	124	254%	59%	17	141
Q3-09	141	176%	14%	20	161
Q4-09	213	209%	51%	15	228
Total 2009	556	211%		60	616
2010
Q1-10	231	196%	8%	12	243
Q2-10	304	145%	32%	24	328
Q3-10	323	129%	6%	19	342
Q4-10	354	66%	10%	24	378
Total 2010	1,212	118%		79	1,291
2011
Q1-11	508	120%	44%	49	557
Q2-11	751	147%	48%	58	809
1/1 to 6/30 2011	1,259	135%		107	1,366

Nephrotic Syndrome (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7
Total 2010	30	1	31
2011
Q1-11	18	1	19
Q2-11	45	4	49
1/1 to 6/30 2011	63	5	68

Infantile Spasms (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2009
Q1-09	104	75	179
Q2-09	91	68	159
Q3-09	60	58	118
Q4-09	94	45	139
Total 2009	349	246	595
2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159
Total 2010	367	260	627
2011
Q1-11	89	71	160
Q2-11	106	79	185
1/1 to 6/30 2011	195	150	345

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective March 23, 2010, a rebate liability for the MCO prescriptions estimated to be filled on or after March 23, 2010 has been accrued. The Company does not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the

Company may modify these rules which could cause some changes to the historic numbers in the tables above.

(4) Historical trend information is not necessarily indicative of future results. Additionally, paid prescriptions should not be viewed as predictive of Questcor’s net sales due to a variety of factors, including changes in the number of vials used in connection with each prescription.

Cash and Share Repurchase Program

As of July 15, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $144 million.

The Company did not repurchase any shares during the second quarter. As of June 30, 2011, Questcor had 62.3 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program.

Sales Reserves

Questcor’s sales reserves during the quarter ended June 30, 2011, including the Company’s reserves for Medicaid rebates, represented 23.5% of Gross Sales of $60.1 million.

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the adoption of health care reform, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states related to prescriptions of Acthar for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO), which prescriptions were not previously rebate eligible.

Conference Call Details

The Company will host a conference call and slide presentation via webcast today, July 26, 2011 at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss second quarter 2011 results. Don Bailey, President and Chief Executive Officer; and other members of the management team will host the call.

To participate in the live call by telephone, please dial 877-941-8609 for domestic participants and 480-629-9818 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. A real-time listen-only webcast of the conference call including the presentation slides will be accessible at www.questcor.com, in the “Investor Relations” section under “Events & Presentations.” If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the “No Audio – Slides Only” option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4455547#. An archived webcast will also be available at www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of acute exacerbations of multiple sclerosis in adults, the treatment of nephrotic syndrome, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the use of Acthar to treat systemic lupus erythematosus, for which Acthar is approved as both a maintenance therapy and to treat exacerbations. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar including SLE;

•

Research and development risks, including risks associated with Questcor’s work in the area of nephrotic syndrome and potential work in the area of SLE, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth, including the expansion of our NS selling effort, and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
646-445-4801/415-568-4887	646-688-0425

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Net sales	$45,980	$28,316	$82,813	$54,560
Cost of sales (exclusive of amortization of purchased technology)	2,856	2,000	4,728	3,998

Gross profit	43,124	26,316	78,085	50,562
Operating expenses:
Selling and marketing	14,746	6,028	25,998	12,678
General and administrative	3,791	2,943	7,663	5,669
Research and development	3,891	2,943	6,872	5,690
Depreciation and amortization	273	130	471	255
Impairment of goodwill	—	—	299	—

Total operating expenses	22,701	12,044	41,303	24,292

Income from operations	20,423	14,272	36,782	26,270
Interest and other income, net	120	119	384	215

Income before income taxes	20,543	14,391	37,166	26,485
Income tax expense	6,669	5,109	12,068	9,351

Net income	$13,874	$9,282	$25,098	$17,134

Net income per share:
Basic	$0.22	$0.15	$0.40	$0.28

Diluted	$0.21	$0.14	$0.38	$0.27

Shares used in computing net income per share:
Basic	62,034	62,022	62,126	61,957

Diluted	65,464	64,543	65,483	64,057

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income applicable to common shareholders	$15,216	$9,933	$27,999	$18,533
Share-based compensation expense	(1,158)	(567)	(2,381)	(1,234)
Depreciation and amortization expense	(184)	(84)	(318)	(165)
Impairment of goodwill	—	—	(202)	—

Net income applicable to common shareholders – GAAP	$13,874	$9,282	$25,098	$17,134

Adjusted net income per share applicable to common shareholders – basic	$0.25	$0.16	$0.45	$0.30
Share-based compensation expense	(0.02)	(0.01)	(0.04)	(0.02)
Depreciation and amortization expense	(0.00)	(0.00)	(0.01)	(0.00)
Impairment of goodwill	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share applicable to common shareholders – basic	$0.22	$0.15	$0.40	$0.28

Adjusted net income per share applicable to common shareholders – diluted	$0.23	$0.15	$0.43	$0.29
Share-based compensation expense	(0.02)	(0.01)	(0.04)	(0.02)
Depreciation and amortization expense	(0.00)	(0.00)	(0.00)	(0.00)
Impairment of goodwill	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share applicable to common shareholders – diluted	$0.21	$0.14	$0.38	$0.27

Net income per share applicable to common shareholders – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.

2.	Depreciation and amortization expense

3.	Impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$65,277	$41,508
Short-term investments	63,849	73,324

Total cash, cash equivalents and short-term investments	129,126	114,832
Accounts receivable, net of allowances of $22 and $25 at June 30, 2011 and December 31, 2010, respectively	23,714	11,128
Inventories, net of allowances of $160 and $158 at June 30, 2011 and December 31, 2010, respectively	3,998	3,726
Prepaid income taxes	4,532	3,532
Prepaid expenses and other current assets	1,492	1,864
Deferred tax assets	8,237	8,417

Total current assets	171,099	143,499
Property and equipment, net	1,930	872
Purchased technology, net	2,927	3,074
Goodwill	—	299
Deposits and other assets	59	65
Deferred tax assets	4,184	4,184

Total assets	$180,199	$151,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,780	$3,869
Accrued compensation	5,270	4,158
Sales-related reserves	27,066	21,511
Other accrued liabilities	1,586	1,973

Total current liabilities	36,702	31,511
Lease termination, deferred rent and other non-current liabilities	192	355

Total liabilities	36,894	31,866

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 62,317,624 and 62,418,464 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	72,887	74,809
Retained earnings	70,393	45,295
Accumulated other comprehensive income	25	23

Total shareholders’ equity	143,305	120,127

Total liabilities and shareholders’ equity	$180,199	$151,993

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$25,098	$17,134
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	3,528	1,908
Deferred income taxes	180	41
Amortization of investments	376	329
Depreciation and amortization	471	255
Impairment of goodwill	299	—
Loss on disposal of property and equipment	11	—
Changes in operating assets and liabilities:
Accounts receivable	(12,586)	2,904
Inventories	(272)	70
Prepaid income taxes	(1,000)	—
Prepaid expenses and other current assets	372	(4)
Accounts payable	(1,089)	(9,448)
Accrued compensation	1,112	665
Sales-related reserves	5,555	2,237
Income taxes payable	—	590
Other accrued liabilities	(387)	(265)
Other non-current liabilities	(163)	(171)

Net cash flows provided by operating activities	21,505	16,245

INVESTING ACTIVITIES
Purchase of property and equipment	(1,393)	(208)
Purchase of short-term investments	(53,859)	(54,065)
Proceeds from maturities of short-term investments	62,960	14,880
Deposits and other assets	6	—

Net cash flows provided by / (used in) investing activities	7,714	(39,393)

FINANCING ACTIVITIES
Income tax benefit realized from share-based compensation plans	3,735	320
Issuance of common stock, net	2,268	823
Repurchase of common stock	(11,453)	—

Net cash flows (used in) / provided by financing activities	(5,450)	1,143

Increase (decrease) in cash and cash equivalents	23,769	(22,005)
Cash and cash equivalents at beginning of period	41,508	45,829

Cash and cash equivalents at end of period	$65,277	$23,824

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7	$2

Cash paid for income taxes	$3,120	$8,400